Exhibit 99.1

For Immediate Release

AMERICA’S CAR-MART REPORTS THIRD QUARTER EARNINGS OF $0.35 PER
SHARE IN LINE WITH REVISED GUIDANCE

COMPANY REAFFIRMS EPS GUIDANCE OF $1.92-$1.94 FOR FISCAL 2004

Bentonville, Arkansas (March 2, 2004) – America’s Car-Mart, Inc. (NASDAQ NMS: CRMT) today announced its operating results for the third fiscal quarter and nine months ended January 31, 2004.  The Company’s results are segmented into continuing and discontinued operations.

Highlights of third quarter operating results (continuing operations):

•                  Revenue growth of 9% over the prior year quarter

•                  Income decline of 14% from the prior year quarter

•                  Diluted EPS decline of 17% from the prior year quarter

•                  Retail unit sales growth of 12% over the prior year quarter

For the three months ended January 31, 2004, revenues from continuing operations increased 9% to $41.9 million, compared with $38.3 million in the same period of the prior fiscal year.  Income from continuing operations for the quarter decreased 14% to $2.8 million, or $0.35 per diluted share, versus $3.3 million, or $0.42 per diluted share, in the same period last year.  Retail unit sales increased 12% to 5,936 vehicles in the current quarter, compared to 5,321 vehicles in the same period last year.

Highlights of nine month operating results (continuing operations):

•                  Revenue growth of 14% over the prior year period

•                  Income growth of 12% over the prior year period

•                  Diluted EPS growth of 11% over the prior year period

•                  Retail unit sales growth of 12% over the prior year period

For the nine months ended January 31, 2004, revenues from continuing operations increased 14% to $128.5 million, compared with $112.7 million in the same period of the prior fiscal year.  Income from continuing operations for the first nine months of FY2004 increased 12% to $11.0 million, or $1.38 per diluted share, versus $9.8 million, or $1.25 per diluted share, in the same period last year.  Retail unit sales increased 12% to 18,098 vehicles in the current period, compared to 16,130 vehicles in the same period last year.

“As previously announced, the decrease in earnings during the third quarter was principally the result of higher charge-offs and a related increase in our allowance for credit losses, and slightly lower sales than expected,” said T. J. (“Skip”) Falgout, III, the Company’s Chief Executive Officer.  “The higher level of charge-offs was largely attributable to a change in Company policy with respect to the number of accounts over 30 days past due we will allow our stores to carry.  At January 31, 2004, the Company reduced the percentage of accounts over 30 days past due to 4.5%, representing an $800,000 reduction from the end of the second fiscal quarter.  We expect to further reduce this percentage by April 30, 2004, which will cause credit losses to be higher in the fourth quarter than normal.  We believe that by substantially reducing the number of accounts over 30 days past due (and in particular, accounts over 60 days past due) that our stores will be permitted to carry, our store managers and collection personnel will be motivated to address past due accounts on a timelier basis.  This practice will increase the likelihood that a greater percentage of past due accounts can be “saved”, rather than charged-off.  Thus, in the long-run, we expect this policy change will have a positive impact on credit losses.”

“We also believe that our decision ten months ago to purchase more lower-priced vehicles was a factor that contributed to an increase in our credit losses,” stated Falgout.  “On a percentage basis, lower-priced vehicles have higher gross margins, and are more “affordable” for our customers.  However, our historical credit loss data indicates that loans on our lower-priced vehicles have higher charge-off experience than loans on higher-priced vehicles.  Selling lower-priced vehicles also has a negative impact on revenue and same store revenue growth.  For the first nine months of last fiscal year, our average retail sales price increased by 4.2%, which was a factor in our same store revenue growth of 15.0% for the period.  For the first nine months of this fiscal year, our average retail sales price increased only .5%, which partially explains why same store revenue growth for the current period is only 10.8%.  Because selling more lower-priced vehicles is conducive to higher credit loss experience and lower revenue growth, we have recently decided to substantially reduce the purchase and sale of lower-priced vehicles.  We expect this decision will have a positive impact on credit losses and revenue growth in the future.  Separately, in December 2003, as a result of improvements in our purchasing area, we made the decision to increase prices by about $200, or 3%, on most of the vehicles we sell.”

 “Revenue growth during the third quarter slowed because of a 3.2% decrease in our average retail sales price and a reduction in the number of new stores we opened this year,” stated Hank Henderson, America’s Car-Mart’s President.  “In the first nine months of last year, we had net store growth of eight units.  This compares to net store growth in the first nine months of this year of four units.  While we expect to meet our stated goal of opening six to eight stores this fiscal year, the timing of opening these stores has been much later in the year than we originally planned.  Part of the delay can be attributed to the rather slow licensing process in the State of Texas and unanticipated construction delays.  In Fiscal Year 2005, we plan to open eight stores, mostly in Texas and Missouri.  We expect to get these stores open much earlier in the year, which will facilitate higher revenue growth.”

Fiscal 2004 Earnings Guidance

The Company has reaffirmed its revised fiscal year 2004 earnings estimate from continuing operations.  Accordingly, the Company projects that it will earn $1.92 to $1.94 per diluted share from continuing operations in FY2004 as follows:

Period	Period Ending	Diluted EPS
1st Quarter	7-31-03	$.55	(actual)
2nd Quarter	10-31-03.48		(actual)
3rd Quarter	1-31-04.35		(actual)
4th Quarter	4-30-04	.54 to.56	(projected)

Fiscal 2004	4-30-04	$1.92 to 1.94	(projected)

Conference Call

Management will be holding a conference call on Tuesday, March 2, 2004 at 11:00 a.m. Eastern time to discuss third quarter results.  To participate, please dial 800-803-5662 (international callers dial 706-643-1542).  Callers should dial in approximately 10 minutes before the call begins.  The conference call can also be accessed on www.vcall.com.  A conference call replay will be available one hour following the call for seven days and can be accessed by calling: 800-642-1687 (domestic) or 706-645-6291 (international), conference ID# 5524344.

About America’s Car-Mart

America’s Car-Mart operates 68 automotive dealerships in seven states and is the largest publicly held automotive retailer in the United States focused exclusively on the “Buy Here/Pay Here” segment of the used car market.  The Company operates its dealerships primarily in small cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers.  For more information on America’s Car-Mart, please visit our website at www.car-mart.com.

Included herein are forward-looking statements, including statements with respect to projected earnings per share amounts, delinquency percentages and store openings. Such forward-looking statements are based upon management’s current knowledge and assumptions.  There are many factors that affect management’s view about future earnings, delinquency percentages and store openings. These factors involve risks and uncertainties that could cause actual results to differ materially from management’s present view. These factors include, without limitation, assumptions relating to unit sales, average selling prices, credit losses, gross margins, operating expenses, collection results, available real estate and economic conditions, and other risk factors described under “Forward-Looking Statements” of Item 1 of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2003 and its current and quarterly reports filed with or furnished to the Securities and Exchange Commission. All forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The Company does not undertake any obligation to update forward-looking statements.

Contacts:               T. J. (“Skip”) Falgout, III, CEO, or Mark D. Slusser, CFO at (972) 717-3423

or

J. Todd Atenhan or Valerie K. Kimball, Investor Relations at (888) 917-5109

America’s Car-Mart, Inc.

Consolidated Results of Operations

(Operating Statement Dollars in Thousands)

			% Change	As a% of Sales
	Three Months Ended January 31,		2004 vs.	Three Months Ended January 31,
	2004	2003	2003	2004	2003
Operating Data:
Retail units sold	5,936	5,321	11.6%
Average number of stores in operation	67.3	62.0	8.5
Average retail units sold per store per month	29.4	28.6	2.8
Average retail sales price	$6,300	$6,506	(3.2)
Same store revenue growth	5.9%	17.1%

Period End Data:
Stores open	68	63	7.9%
Accounts over 30 days past due	4.5%	5.2%

Operating Statement:
Revenues:
Sales	$38,643	$35,730	8.2%	100.0%	100.0%
Interest income	3,210	2,569	25.0	8.3	7.2
Total	41,853	38,299	9.3	108.3	107.2

Costs and expenses:
Cost of sales	19,882	19,012	4.6	51.5	53.2
Selling, general and administrative	7,387	7,012	5.3	19.1	19.6
Provision for credit losses	9,765	6,621	47.5	25.3	18.5
Interest expense	295	361	(18.3)	0.8	1.0
Depreciation and amortization	71	74	(4.1)	0.2	0.2
Total	37,400	33,080	13.1	96.8	92.6

Income from continuing operations before taxes	4,453	5,219	(14.7)	11.5	14.6

Provision for income taxes	1,643	1,935	(15.1)	4.3	5.4

Income from continuing operations	2,810	3,284	(14.4)	7.3	9.2

Discontinued operations:
Income from discontinued operations, after taxes
Gain on sale of discontinued operation, after taxes
Income from discontinued operations	—	—

Net income	$2,810	$3,284	(14.4)%

Basic earnings per share:
Continuing operations	$0.37	$0.47	(21.6)%
Discontinued operations	—	—
Total	$0.37	$0.47

Diluted earnings per share:
Continuing operations	$0.35	$0.42	(16.6)%
Discontinued operations	—	—
Total	$0.35	$0.42

Weighted average number of shares outstanding:
Basic	7,634,222	6,996,036
Diluted	7,994,430	7,794,090

America’s Car-Mart, Inc.

Consolidated Results of Operations

(Operating Statement Dollars in Thousands)

			% Change	As a% of Sales
	Nine Months Ended January 31,		2004 vs.	Nine Months Ended January 31,
	2004	2003	2003	2004	2003
Operating Data:
Retail units sold	18,098	16,130	12.2%
Average number of stores in operation	66.2	60.5	9.5
Average retail units sold per store per month	30.4	29.6	2.4
Average retail sales price	$6,363	$6,334	0.5
Same store revenue growth	10.8%	15.0%

Period End Data:
Stores open	68	63	7.9%
Accounts over 30 days past due	4.5%	5.2%

Operating Statement:
Revenues:
Sales	$119,160	$105,477	13.0%	100.0%	100.0%
Interest income	9,318	7,197	29.5	7.8	6.8
Total	128,478	112,674	14.0	107.8	106.8

Costs and expenses:
Cost of sales	62,014	55,828	11.1	52.0	52.9
Selling, general and administrative	21,823	20,199	8.0	18.3	19.2
Provision for credit losses	26,047	19,415	34.2	21.9	18.4
Interest expense	915	1,366	(33.0)	0.8	1.3
Depreciation and amortization	231	210	10.0	0.2	0.2
Total	111,030	97,018	14.4	93.2	92.0

Income from continuing operations before taxes	17,448	15,656	11.4	14.6	14.8

Provision for income taxes	6,444	5,835	10.4	5.4	5.5

Income from continuing operations	11,004	9,821	12.0	9.2	9.3

Discontinued operations:
Income from discontinued operations, after taxes	165	375
Gain on sale of discontinued operation, after taxes		131
Income from discontinued operations	165	506

Net income	$11,169	$10,327	8.2%

Basic earnings per share:
Continuing operations	$1.47	$1.41	4.7%
Discontinued operations	0.02	0.07
Total	$1.49	$1.48

Diluted earnings per share:
Continuing operations	$1.38	$1.25	10.6%
Discontinued operations	0.02	0.07
Total	$1.40	$1.32

Weighted average number of shares outstanding:
Basic	7,480,518	6,987,118
Diluted	7,951,513	7,846,605

America's Car-Mart, Inc.

Consolidated Balance Sheet and Other Data

	January 31, 2004	April 30, 2003

Cash and cash equivalents	$1,177,712	$783,786
Finance receivables, net	$100,279,489	$91,358,935
Total assets	$112,295,583	$101,840,582
Revolving credit facility	$23,913,131	$25,968,220
Stockholders’ equity	$79,980,794	$65,960,873
Shares outstanding	7,705,241	7,207,963
Book value per share	$10.38	$9.15

Finance receivables:
Principal balance	$124,339,106	$111,754,030
Allowance for credit losses	(24,059,617)	(20,395,095)

Finance receivables, net	$100,279,489	$91,358,935

Allowance as % of principal balance	19.35%	18.25%

Changes in allowance for credit losses:

	Nine Months Ended January 31,
	2004	2003
Balance at beginning of year	$20,395,095	$17,042,609
Provision for credit losses	26,046,851	19,415,277
Net charge-offs	(22,382,329)	(16,942,359)

Balance at end of period	$24,059,617	$19,515,527